Exhibit 10.6

FIRST AMENDMENT TO SUBLEASE

This FIRST AMENDMENT TO SUBLEASE (this “Amendment”) is made as of July 19, 2005, by and between Shreveport Doctors Hospital 2003, Ltd. (“Landlord”), a Texas limited partnership with an address of c/o Shreveport Hospital Management, Inc., its sole general partner, 1130 Louisiana Street, Shreveport, LA 71101 and LifeCare Hospitals, Inc. (“Sublessee”), a Louisiana corporation with an address of 9320 Linwood Avenue, Shreveport, LA 71106.

W I T N E S S E T H:

WHEREAS, Landlord and Sublessee entered into a Sublease dated September 9, 2004 (the “Sublease”);

WHEREAS, Landlord and Sublessee desire to amend the Sublease to extend the Sublease Term (as defined in the Sublease) and otherwise as provided below.

NOW THEREFORE, for good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, Landlord and Sublessee do hereby agree as follows:

1. Effect of Closing under Merger Agreement. In the event that the Closing as defined in the Agreement and Plan of Merger dated of even date herewith among LifeCare Holdings, Inc., LCI Holdco, LLC, Rainier Acquisition Corp. and Golder, Thoma, Cressey, Rauner, Inc. (the “Merger Agreement”) does not occur, Sublessee shall give written notice that the Closing has not occurred and will not occur, and this Amendment shall terminate and be void and of no further force and effect as of the date of such notice, and the Sublease shall continue on the terms and conditions thereof prior to this Amendment. If the Closing does occur, Sublessee shall give Landlord written notice that the Closing has occurred, and this Amendment, and the Sublease as so amended, shall continue in effect.

2. Amendment of Section l(t). Section l(t) is hereby amended by deleting the words “for a period of twenty four (24) months thereafter” and replacing them with “terminating on June 30, 2007”.

3. Amendment of Section 7(b). Section 7(b) of the Sublease is hereby deleted in its entirety and replaced with the following: “Notwithstanding any provisions of Section 7(a) purporting to extend beyond the Term of the Lease, the provisions of Section 7(a) shall irrevocably terminate, and both Landlord and Sublessee shall be released from any and all obligations arising under Section 7(a), upon the earlier of (i) Sublessee’s establishment of a long term acute care facility in a location in the Territory other than (x) the Building, (y) any of the other locations currently leased or occupied by Sublessee, whether pursuant to a written contract or otherwise, or (z) with respect to the replacement or restructuring of Sublessee’s Willis-Knighton Pierremont facility; or

(ii) six (6) months prior to the expiration of the Term hereof; or (iii) Sublessee’s default of a material provision hereof and Sublessee has not cured such default as provided for herein; or (iv) the sale, transfer or other disposition by David LeBlanc, Hedy LeBlanc, and any other persons related to David LeBlanc, of his or her entire direct or indirect interest in the Building (as defined in the Sublease), if after such transfer no direct or indirect interest in the Building is held by David LeBlanc, any affiliate of David LeBlanc or any person related to David LeBlanc. Notwithstanding anything to the contrary herein, the termination of Section 7(a) pursuant to this Section 7(b) shall not relive the Landlord or Sublessee of liability for any breach of Section 7(a) occurring prior to such termination. For purposes of this Section 7(b) the term “affiliated with” or “an affiliate of shall refer only to a person or entity directly or indirectly controlled by David LeBlanc, and the term “related to” shall refer only to those natural persons who are related to David LeBlanc by blood or marriage. Landlord and Sublessee agree to execute and deliver such other documents and instruments as may be reasonably necessary to effectuate the intent of this Section 7(b).”

4. Amendment to Section 36. Section 36 is hereby amended by deleting the text “5700 Tennyson Parkway” from the LifeCare Management Services, LLC notice address and replacing it with “5560 Tennyson Parkway”.

5. Non-Disturbance Agreement. Landlord agrees to use its reasonable best efforts to obtain within sixty (60) days after the date hereof a written agreement from the Master Lessor in a form reasonably acceptable to Sublessee that in the event Landlord is in default under the terms of the Master Lease, Master Lessor shall (a) recognize the Sublease, (b) not terminate this Sublease even if Master Lessor terminates the Master Lease, in which case Master Lessor shall recognize Sublessee as its tenant under the terms and conditions of the Sublease as a direct lease, (c) accept a cure of any default of the Landlord from Sublessee, (d) not terminate the Master Lease without first giving Sublessee the same opportunity to cure the default predicating the termination as Landlord would have under the Master Lease (but in no event shall Sublessee be obligated to cure), and (e) send Sublessee a copy of any Notice of Default that Master Lessor delivers to Landlord.

6. Sale. Sublessee acknowledges that Landlord may assign its interest in the Sublease and the Master Lease to a third party (the “New Owner”) in connection with a sale of Landlord’s hospital business in the Building (a “Landlord Sale”). Notwithstanding anything in the Sublease or this Amendment to the contrary, Sublessee agrees that if a Landlord Sale occurs on or prior to the date that is one (1) year after the date hereof (the date of such sale being called the “Landlord Sale Date”), Sublessee shall use its reasonable best efforts within one (1) year after the Landlord Sale Date, at Sublessee’s sole election, to either (i) relocate its business from the Premises, in which event the Sublease shall terminate and neither party shall have any further obligation to the other on the date on which Sublessee vacates the Premises, or (ii) negotiate in good faith with the New Owner as to mutually agreeable terms to extend the Sublease. Nothing in this paragraph shall obligate Sublessee to do anything more than exercise reasonable best efforts to proceed with one of the two options described in the immediately preceding sentence.

7. Broker. Landlord and Sublessee each represent and warrant to the other that it has not dealt with any broker in connection with this Amendment and will indemnify and hold harmless the other from and against any loss and expenses suffered by either of them as a result of such dealings with any broker.

8. Prime Lessor’s Consent. Landlord represents that no consent of Master Lessor is required for this Amendment under the terms of the Master Lease.

9. Confirmation. Except as amended hereby, the Sublease is hereby confirmed and continues in full force and effect.

10. Counterparts. This Amendment may be executed in one or more counterparts which together shall constitute one instrument.

11. Terms; Section References. Terms used herein and not defined herein are used herein as defined in the Sublease. References herein to Sections of the Sublease which use “( )” to denote clauses refer to applicable sections of the Sublease even where such parentheses may not be used or “.” (or, at various points, “( )” or “.”) are used instead in the Sublease.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, as a sealed instrument, as of the date first above written.

LANDLORD:

Shreveport Doctors Hospital 2003, Ltd., a Texas limited partnership

By:	Shreveport GP, LLC, its sole general partner

By:	/s/ B. John Lange
Name: B. John Lange, III
Title: President

SUBLESSEE:

LifeCare Hospitals, Inc., a Louisiana corporation

By:	/s/ Jimmie M. Stapleton
Name: Jimmie M. Stapleton
Title: EVP